EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
by and among
INTEGRA BANK CORPORATION,
an Indiana corporation,
PFC MERGER CORP.,
a Delaware corporation
and
PRAIRIE FINANCIAL CORPORATION,
a Delaware corporation
Dated as of October 5, 2006

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Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Affiliate Agreement

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INDEX TO DEFINITIONS

DEFINITIONS	SECTIONS

Acquisition Transactions	Section 5.1
Additional Consideration	Section 8.1(g)
Adjusted Per Share Stock Consideration	Section 2.1(a)
Affiliate	Section 8.6(a)(i)
Agreement	Preamble
Average Closing Price	Section 8.1(g)
Banking Laws	Section 1.7
Bank Merger	Preamble
Bank Merger Agreement	Section 1.7
Benefit Agreements	Section 4.10
BHCA	Recitals
Certificate	Section 2.3(a)
Closing	Section 6.1
Closing Date	Section 6.1
Commission	Section 3.5
Competing Transaction	Section 8.1(f)
Code	Section 2.1(a)
Consents	Section 5.6
Control	Section 8.6(a)(ii)
Delaware Certificate of Merger	Section 1.2
Determination Date	Section 8.1(g)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(a)
Effective Time	Section 1.2
Elections	Section 5.19(a)
Election Documents	Section 5.19(a)
Environmental Law	Section 8.6(a)(iii)
ERISA	Section 4.9
Exchange Act	Section 3.6
Exchange Agent	Section 2.3(a)
FDICIA	Section 4.7
FRB	Section 3.6
Governmental Entity	Section 3.6
Hazardous Substance	Section 8.6(a)(iv)
Indemnitees	Section 5.8
Index Group	Section 8.1(g)
Index Price	Section 8.1(g)
Index Ratio	Section 8.1(g)
Insurance Cap	Section 5.8
Integra	Preamble
Integra Bank	Recitals
Integra Common Stock	Section 2.1(a)
Integra Expenses	Section 8.10(b)

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DEFINITIONS	SECTIONS

Integra Ratio	Section 8.1(g)
Integra Reports	Section 3.7(a)
Integra Substitute Options	Section 2.2(a)
IRS	Section 4.9
Knowledge	Section 8.3(a)(v)
Loan Portfolio Properties, Trust Properties and Other Properties	Section 8.6(a)(vi)
Market Price	Section 8.6(a)(vii)
Material Adverse Effect	Section 8.6(a)(viii)
Merger	Recitals
Merger Consideration	Section 2.1(a)
OCC	Section 3.6
Peer Group	Section 8.1(g)
Per Share Stock Consideration	Section 2.1(a)
Person	Section 8.6(a)(ix)
Prairie	Preamble
Prairie Bank	Recitals
Prairie Breach Termination	Section 8.10(b)(i)
Prairie Common Stock	Section 1.1
Prairie Contracts	Section 4.10
Prairie Disclosure Letter	Section 4.3
Prairie Employee Plans	Section 4.9
Prairie Financial Statements	Section 4.7
Prairie Option Plans	Section 2.2(a)
Prairie Preferred Stock	Section 4.3
Prairie Proposals	Section 5.14
Prairie Stockholder Agreement	Section 4.16
Prairie Stockholder Termination	Section 8.10(b)(ii)
Prairie Stockholders Meeting	Section 5.14
Prairie Subsidiaries	Section 4.4
Proxy Statement	Section 3.5
QSub	Section 4.8(d)
Registration Statement	Section 3.5
Required Prairie Vote	Section 4.16
Rights Plan	Section 3.3
S Period	Section 4.8(c)
Sarbanes-Oxley Act	Section 3.7(b)
Securities Act	Section 3.5
Significant Subsidiary	Section 8.6(a)(i)
State Agency	Section 3.6
Starting Date	Section 8.1(g)
Sub	Preamble
Subsidiary	Section 8.6(a)(x)
Surviving Corporation	Section 1.1
Tax or Taxes	Section 8.6(a)(xi)
Taxing Authority	Section 8.6(a)(xii)

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DEFINITIONS	SECTIONS

Tax Returns	Section 8.6(a)(xiii)
Trust Preferred Securities	Section 5.2(a)
Unexercised Options	Section 2.2(a)

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of October 5, 2006 (“Agreement”), is made by and among Integra Bank Corporation, an Indiana corporation (“Integra”), PFC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Integra (“Sub”), and Prairie Financial Corporation, a Delaware corporation (“Prairie”).
     WHEREAS, Integra is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and is the owner of all of the outstanding capital stock of Integra Bank National Association, a national banking association (“Integra Bank”).
     WHEREAS, Prairie is registered as a bank holding company under the BHCA and is the owner of all of the outstanding capital stock of Prairie Bank & Trust Company, an Illinois banking corporation (“Prairie Bank”).
     WHEREAS, Integra and Prairie have each determined that it is in the best interests of their respective stockholders for Prairie to merge with Sub upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);
     WHEREAS, Prairie has received the opinion of Hovde Financial, Inc., its financial advisors, that the consideration to be paid to stockholders of Prairie pursuant to this Agreement is fair from a financial point of view;
     WHEREAS, the parties intend that immediately after the Merger becomes effective, Prairie Bank shall merge with and into Integra Bank (the “Bank Merger”); and
     WHEREAS, the respective Boards of Directors of Integra, Sub and Prairie have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER AND THE BANK MERGER
     Section 1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), Prairie and Sub will merge with Prairie as the resulting or surviving corporation (“Surviving Corporation”) and the separate corporate existence of Sub will thereupon cease in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”).

     Integra may at any time change the method of effecting the combination with Prairie (including, without limitation, the provisions of this Article I) if and to the extent it reasonably deems such change to be desirable, including, without limitation, to provide for Sub to become the Surviving Corporation, to provide for the merger of the Surviving Corporation into Integra or a wholly-owned subsidiary of Integra as a condition to the opinion contemplated in Section 7.2(d) or to change the effective time of the Bank Merger; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of shares of common stock, par value $1.00 per share (“Prairie Common Stock”), of Prairie as provided for in this Agreement, (B) materially impede or delay consummation of the transactions contemplated by this Agreement, or (C) would result in any material adverse tax consequences to Prairie stockholders not expressly contemplated by this Agreement.
     Section 1.2 Effective Time. Prior to the Closing Date (as defined in Section 6.1), Integra and Prairie shall cause a certificate of merger complying with the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) specifying that the Merger will become effective at 11:59 p.m. (CDT) on the day on which the Closing Date occurs (the “Effective Time”).
     Section 1.3 Effect of Merger. The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, Prairie will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Prairie and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.
     Section 1.4 Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until amended in accordance with applicable law.
     Section 1.5 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation’s Certificate of Incorporation and By-laws and the DGCL.
     Section 1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Prairie, or (ii) otherwise carry out the purposes of this Agreement, Prairie and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Prairie or (b) otherwise carry out the purposes of this Agreement and the officers and directors of the Surviving Corporation are authorized in the name of Prairie or otherwise to take any and all such action.

     Section 1.7 Bank Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), and in accordance with the National Bank Act, and the Illinois Banking Act (collectively the “Banking Laws”), Prairie Bank will be merged with and into Integra Bank. Prairie Bank shall be the merging association and its separate corporate existence shall cease as of the effective time of the Bank Merger. Integra Bank shall be the surviving association and shall succeed to and assume all rights and obligations of Prairie Bank in accordance with the Banking Laws. The Bank Merger shall have the other consequences provided for in the Bank Merger Agreement and the Banking Laws.
     Section 1.8 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Integra nor Prairie by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other party or any of its respective subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective subsidiaries.
ARTICLE II
CONVERSION OF SHARES
     Section 2.1 Conversion of Shares.
     (a) At the Effective Time, each then outstanding share of Prairie Common Stock not owned by Integra or any direct or indirect wholly-owned subsidiary of Integra, except for any such shares of Prairie Common Stock (i) held in the treasury of Prairie, or (ii) owned by Prairie stockholders who have properly demanded appraisal and payment for such shares pursuant to § 262 of the DGCL (“Dissenting Shares”), will be converted into the right to receive either (A) if and only if the conditions set forth in Section 7.3(d) with respect to the election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”), are satisfied, 5.914 shares of common stock, stated value $1.00 per share and the related rights to purchase shares of Series A Preferred Stock, no par value, which are attached to and trade with such shares (“Integra Common Stock”), of Integra (the “Per Share Stock Consideration”) and $65.26 in cash; or (B) if the conditions set forth in Section 7.3(d) are not satisfied, 5.760 shares of Integra Common Stock (the “Adjusted Per Share Stock Consideration”) and $63.57 in cash. The shares of Integra Common Stock and cash provided for in this Section 2.1(a) are referred to as the “Merger Consideration”.
     (b) Each holder of Prairie Common Stock who would otherwise have been entitled to receive a fraction of a share of Integra Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Integra Common Stock multiplied by the Market Price (as defined in Section 8.6(a)(vi)).
     (c) At the Effective Time, each share of Prairie Common Stock held in Prairie’s treasury immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be canceled.
     (d) At the Effective Time, each then-outstanding share of Prairie Common Stock owned by Integra or any direct or indirect wholly-owned subsidiary of Integra (except for any shares that are Trust Account Shares or Dissenting Shares) will be canceled and retired.
     (e) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $1.00 per share, of the Surviving Corporation from and after the Effective Time.
     Section 2.2 Treatment of Stock Options.
     (a) At the Effective Time, all rights under any stock option granted by Prairie or its predecessors pursuant to Prairie’s existing stock option plans (collectively, the “Prairie Option Plans”) that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time, other than the options referenced in Section 2.2(b) and 2.2(c) below (“Unexercised Options”), shall cease to represent a right to acquire shares of Prairie Common Stock and shall be converted into an option to purchase Integra Common Stock (“Integra Substitute Options”) in an amount and at an exercise price determined in this Section 2.2(a) and otherwise subject to the terms of the agreements evidencing the original grants of such options. The adjustments provided in this Section 2.2(a) with respect to Unexercised Options shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Integra Substitute Options shall be the same as the original option except that all references to Prairie shall be deemed to be references to the Integra.
     (b) At the Effective Time, the outstanding stock options to purchase an aggregate of 23,965 shares of Prairie Common Stock at its fair market value on the date of exercise shall be canceled in accordance with the agreement between Prairie and the holders of such options.
     (c) At the Effective Time, all rights under the outstanding and unexercised stock options held by Dorothy Oremus not otherwise canceled in accordance with Section 2.2(b) shall cease to represent a right to acquire shares of Prairie Common Stock and shall be converted into the right to receive cash in an amount (less any applicable withholding taxes) equal to (a) the number of shares of Prairie Common Stock subject to the original option, multiplied by (b) the

Merger Consideration minus the applicable exercise price of the original option. For purposes of this Section 2.2(b), the Integra Common Stock portion of the Merger Consideration shall be valued at the Market Price.
     Section 2.3 Exchange of Certificates.
     (a) Exchange Agent. Prior to the Effective Time, Integra shall designate Integra Bank to act as exchange agent (the “Exchange Agent”) in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3. Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Prairie Common Stock (a “Certificate”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Prairie Common Stock so represented by the Certificate surrendered by such holder thereof. The certificates representing shares of Integra Common Stock included in the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.
     (b) Notice of Exchange. Promptly after the Effective Time, Integra shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate in exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the person entitled thereto the Merger Consideration for each share of Prairie Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.
     (c) Transfer. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.
     (d) Right to Merger Consideration. Subject to Section 2.3(e) below, until surrendered and exchanged in accordance with Section 2.1 or 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, payable to the holder of the shares of Prairie Common

Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Sections 2.3(e) and 2.3(f) below, and shall have no other rights. From and after the Effective Time, Integra shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the right to receive the aggregate Merger Consideration into which the shares of Prairie Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation or its successor any shares of Integra Common Stock and funds (including any interest received with respect thereto) which Integra has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation or its successor (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, cash in lieu of fractional shares and dividends or distributions, if any, deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of Prairie Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (e) Distributions with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by Integra on Integra Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to Integra Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share of Integra Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. The Surviving Corporation, or its successor, shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Prairie on Prairie Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.
     (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Prairie, Integra or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.
     (g) Voting With Respect to Unexchanged Certificates. Holders of unsurrendered Certificates will not be entitled to vote at any meeting of Integra shareholders.
     (h) No Fractional Shares. No certificates or scrip representing fractional shares of Integra Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of Integra shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of shareholders of Integra. In lieu of any such fractional shares, holders of Certificates otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of Integra Common Stock to which such holder would otherwise be entitled multiplied by the Market Price.
     Section 2.4 Closing of Prairie’s Transfer Books. The stock transfer books of Prairie shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Prairie Common Stock which is not registered in the transfer records of Prairie, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Integra and the Exchange Agent shall be entitled to rely upon the stock transfer books of Prairie to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Prairie Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.
     Section 2.5 Changes in Integra Common Stock. If between the date of this Agreement and the Effective Time, the shares of Integra Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration shall be adjusted proportionately such that the holders will receive the same amount of Integra Common Stock as if the Integra Common Stock issuable pursuant to the Merger had been outstanding at the record date for such reclassification, recapitalization, split-up, combination, exchange of shares, or dividend.
     Section 2.6 Dissenter’s Rights. No holder of Dissenting Shares shall be entitled to the Merger Consideration or cash in lieu of fractional shares or any dividends or other distributions pursuant to this Article II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal of such shares of Prairie Common Stock under § 262 of the DGCL, and any such stockholder shall be entitled to receive only the payment provided by § 262 of the DGCL with respect to Dissenting Shares. If any Prairie stockholder who otherwise would be deemed to hold Dissenting Shares shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any such shares, such shares of Prairie Common Stock shall thereupon be treated as though such shares of Prairie Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1. Prairie shall give Integra (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by Prairie relating to Prairie’s rights of appraisal and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for appraisal under § 262 of the DGCL. Prairie shall not, except with the prior written consent of Integra (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INTEGRA AND SUB
     Integra and Sub, jointly and severally, hereby represent and warrant to Prairie that:
     Section 3.1 Corporate Organization. Integra is a corporation duly organized and validly existing under the laws of the State of Indiana and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 8.6(a)(vii)). Integra is registered as a bank holding company under the BHCA. Integra has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Integra has heretofore delivered to Prairie true and complete copies of its Articles of Incorporation and By-laws as currently in effect. Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in Illinois.
     Section 3.2 Authority. Each of Integra and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Boards of Directors of Integra and Sub and no other corporate or shareholder proceedings on the part of Integra or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of, Integra and Sub enforceable against Integra and Sub in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.
     Section 3.3 Capitalization. As of the date hereof, the authorized capital stock of Integra consists of 29,000,000 shares of Integra Common Stock and 1,000,000 shares of preferred stock, no par value. As of the close of business on October 2, 2006 (a) 17,704,245 shares of Integra Common Stock were validly issued and outstanding, fully paid and nonassessable and (b) no shares of preferred stock were issued and outstanding. As of the date hereof, except as set forth in this Section 3.3, shares issued pursuant to the exercise of stock options or the lapsing of restrictions on restricted stock grants under Integra’s stock option and incentive plans, Integra’s dividend reinvestment plan, and Integra’s Shareholder Rights Plan dated as of July 18, 2001 (the “Rights Plan”), there are no other shares of capital stock of Integra authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Integra obligating Integra to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Integra or obligating Integra to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, there are no voting trusts or other agreements or understandings to which Integra or any Integra subsidiary is a party with respect to the voting of the capital stock of Integra. All of the shares of Integra Common Stock issuable in exchange for Prairie Common Stock at the Effective Time in accordance with this Agreement and all of the shares of Integra Common Stock issuable upon the exercise of Integra Substitute Options will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares are outstanding and are owned by Integra.
     Section 3.4 Subsidiaries. Integra Bank is the only Significant Subsidiary (as defined in Section 8.6(a)(i)) of Integra. Integra Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and is duly qualified to do business in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Integra Bank has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of Integra Bank are owned by Integra and are validly issued, fully paid and (except pursuant to 12 U.S.C. Section 55) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Integra Bank obligating Integra Bank to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating Integra Bank to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.
     Section 3.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Integra or any of Integra’s subsidiaries provided by

Integra for inclusion in (a) the registration statement to be filed with the Securities and Exchange Commission (the “Commission”) by Integra on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the shares of Integra Common Stock to be issued in the Merger (the “Registration Statement”) and (b) the proxy statement of Prairie to be mailed to the stockholders of Prairie in connection with the Merger (the “Proxy Statement”) will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Prairie Stockholders Meeting (as defined in Section 5.14), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.
     Section 3.6 Consents and Approvals, No Violation. Neither the execution and delivery of this Agreement by Integra or Sub nor the consummation by Integra and Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Articles or Certificate of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Integra or any of Integra’s subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Integra or any of Integra’s subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require on the part of Integra or Sub any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (a “Governmental Entity”), except for (i) filings pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) filing the Delaware Certificate of Merger, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and, if necessary, approval by, the Federal Reserve Board (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), (v) filings with, and, if necessary, approval by the Illinois Commissioner of the Department of Financial and Professional Regulation (the “State Agency”), or (vi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.
     Section 3.7 Reports and Financial Statements.
     (a) Since January 1, 2001, Integra and each of Integra’s subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (the “Integra Reports”). Integra has previously furnished or will promptly furnish

Prairie with true and complete copies of each of Integra’s annual reports on Form 10-K for the years 2001 through 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006. As of their respective dates, the Integra Reports complied in all material respects with the requirements of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Integra included in the Integra Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Integra and Integra’s subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Integra and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Integra Reports. The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown in Integra’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 are, to Integra’s Knowledge, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis and safe and sound banking practices to provide for possible losses on items for which reserves were made, loans and leases outstanding and real estate owned as of the respective dates.
     (b) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Integra Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Integra have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission and the statements contained in any such certifications are complete and correct.
     (c) The management of Integra has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Integra, including its consolidated subsidiaries, is made known to the management of Integra by others within those entities, and (ii) disclosed, based on its most recent evaluation, to outside auditors and the audit committee of the Board of Directors of Integra (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Integra’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Integra’s internal control over financial reporting.
     (d) Integra is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the Nasdaq Global Market, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the Commission.
     (e) As of the date hereof, Integra has not identified any material weaknesses in the design or operation of its internal control over financial reporting other than as disclosed in the Integra Reports.
     Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the Integra Reports filed by Integra with the Commission prior to the date of this Agreement, since December 31, 2005, there has not been any change in the financial condition, results of operations or business of Integra and its subsidiaries which has had or will have a Material Adverse Effect.
     Section 3.9 Litigation. Except as disclosed in the Integra Reports filed by Integra with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the Knowledge of Integra, threatened against or affecting Integra or any of Integra’s subsidiaries which, if decided adversely to Integra, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Integra or any of Integra’s subsidiaries having, or which would reasonably be expected to have, a Material Adverse Effect.
     Section 3.10 Compliance with Laws and Orders. Except as disclosed in the Integra Reports filed by Integra with the Commission prior to the date of this Agreement, the businesses of Integra and its subsidiaries are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of Integra Bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and would not reasonably be expected to, have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Integra or any of Integra’s subsidiaries is pending or, to the Knowledge of Integra, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those, the outcome of which will not have a Material Adverse Effect.
     Section 3.11 Fees. Except for fees paid and payable to Howe Barnes Hoefer & Arnett, neither Integra nor any of Integra’s subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.
     Section 3.12 Agreements with Bank Regulators, Etc. Neither Integra nor any Integra Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any specific order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Integra been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.
     Section 3.13 Approval Delays. Integra knows of no reason why the granting of any of the regulatory approvals referred to in Section 3.6, would be denied or unduly delayed. Integra Bank is “well capitalized” in accordance with the Bank Regulations and will be “well capitalized” on a pro forma basis immediately following the transactions contemplated in this Agreement. The most recent CRA rating of Integra Bank is “Satisfactory” or better.
     Section 3.14 Financial Resources. Integra will have sufficient cash available on the Closing Date to enable it to comply with its obligation to fund the Merger Consideration under Section 2.1 and to perform its other obligations under this Agreement.
     Section 3.15 [Reserved].
     Section 3.16 Notice of Breach or Potential Breach. Integra shall promptly notify Prairie of any change, circumstance or event which would cause any of the representations or warranties made by Integra and Sub pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents Integra and Sub from complying with any of their obligations hereunder. To Integra’s Knowledge, there is no fact or development which would reasonably be expected to have a Material Adverse Effect on Integra’s or its subsidiaries’ continuing business, which has not been set forth in this Agreement.
     Section 3.17 Disclosure. No representation or warranty by Integra or Sub in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Prairie for a breach of representation, warranty, covenant, agreement or obligation of Integra or Sub hereunder will not be affected by any investigation conducted by Prairie with respect to, or knowledge acquired (or capable of being acquired) with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PRAIRIE
     Prairie hereby represents and warrants to Integra and Sub that:

     Section 4.1 Corporate Organization. Prairie is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Prairie is registered as a bank holding company under the BHCA. Prairie has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Prairie has heretofore delivered to Integra true and complete copies of its Certificate of Incorporation and By-laws as currently in effect.
     Section 4.2 Authority. Prairie has the requisite corporate power and authority to execute and deliver this Agreement, subject to the Required Prairie Vote (as defined in Section 4.16). The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Prairie and no other corporate proceedings on the part of Prairie are necessary to authorize this Agreement or to consummate the transactions so contemplated other than the Required Prairie Vote. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of, Prairie, enforceable against Prairie in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.
     Section 4.3 Capitalization. As of the date hereof, the authorized capital stock of Prairie consists of 700,000 shares of Prairie Common Stock and 10,000 shares of preferred stock, par value $1.00 per share (“Prairie Preferred Stock”). As of the close of business on October 4, 2006, 532,497 shares of Prairie Common Stock were validly issued and outstanding, fully paid and nonassessable and no shares of Prairie Preferred Stock were issued or outstanding. As of the date of this Agreement and except as set forth in this Section 4.3, pursuant to the Prairie Option Plans or set forth in the disclosure letter executed by Prairie and dated and delivered by Prairie to Integra as of the date hereof (the “Prairie Disclosure Letter”), there are no shares of capital stock of Prairie authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Prairie obligating Prairie to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Prairie or obligating Prairie to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in the Prairie Disclosure Letter, there are no stockholders agreements, voting trusts or other agreements or understandings to which Prairie or any Prairie Subsidiary is a party with respect to the transfer or voting of the capital stock of Prairie. As of the date of this Agreement, there were outstanding under Prairie Option Plans, unexercised options (whether vested or unvested) to purchase an aggregate of 46,915 shares of Prairie Common Stock, for which adequate shares of Prairie Common Stock have been reserved for issuance under Prairie Option Plans. The Prairie Disclosure Letter sets forth for each of the outstanding unexercised options, the holder, the date of grant, the date of expiration and the exercise price.

     Section 4.4 Subsidiaries. The Prairie Disclosure Letter sets forth the name and state of incorporation of each subsidiary of Prairie (collectively, the “Prairie Subsidiaries” and each a “Prairie Subsidiary”). Prairie Bank is the only Prairie subsidiary which is a financial institution and it is a bank duly organized, validly existing and in good standing under the laws of Illinois and a member of the Federal Reserve System. Each Prairie Subsidiary is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Prairie Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Prairie Subsidiary is owned by Prairie or another Prairie Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Prairie Subsidiary obligating any Prairie Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating any Prairie Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.
     Section 4.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Prairie or any Prairie Subsidiary provided by Prairie for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Prairie Stockholders Meeting (as defined in Section 5.14), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
     Section 4.6 Consent and Approvals; No Violation. Except as set forth in the Prairie Disclosure Letter, neither the execution and delivery of this Agreement by Prairie nor the consummation by Prairie of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its Certificate of Incorporation or By-laws, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Prairie or any Prairie Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Prairie or any Prairie Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances which will not have a Material Adverse Effect or (c) require on the part of Prairie any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) filing the Delaware Certificate of Merger, (ii) filings with, and, if necessary, approval by the FRB, the OCC and the State Agency, or (iii) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.
     Section 4.7 Financial Information. Prairie has previously furnished Integra with true and complete copies of the audited consolidated balance sheets of Prairie and the Prairie Subsidiaries as of December 31, 2005 and 2004, and related consolidated income statements and statements of changes in stockholders’ equity and of cash flows for the three (3) years ended December 31, 2005, together with the notes thereto, and the unaudited, consolidated balance sheets of Prairie and the Prairie Subsidiaries as of June 30, 2006 and the related unaudited consolidated income statements and statement of changes in stockholders’ equity for the six months then ended (together, the “Prairie Financial Statements”). The Prairie Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the call reports of Prairie Bank) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of Prairie and the Prairie subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of Prairie and the Prairie Subsidiaries since January 1, 2001 have been, and are being, maintained in accordance with generally applied accounting principles and all other applicable legal and accounting requirements and reflect only actual transactions. There exist no material liabilities of Prairie and the Prairie Subsidiaries, contingent or otherwise, of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Prairie Financial Statements. To the Knowledge of Prairie, there is no fact or circumstance that would indicate that Prairie will not be able to comply with the audit, recordkeeping and management review of internal controls requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) as of December 31, 2006.
     Section 4.8 Taxes.
     (a) Prairie will promptly make available to Integra, upon written request by Integra, true and correct copies of the Tax Returns filed by Prairie and any of the Prairie Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment. Except as set forth in the Prairie Disclosure Letter, Prairie and each Prairie Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, Tax Returns required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Except as set forth in the Prairie Disclosure Letter, Prairie and each Prairie Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes shown or required to be shown to be owing on all such Tax Returns, together with any interest, additions or penalties related to any such Taxes or to any open taxable year or period.

     (b) Except as set forth in the Prairie Disclosure Letter, neither Prairie nor any of Prairie’s Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any Tax. Except as set forth in the Prairie Disclosure Letter, neither Prairie nor any of Prairie Subsidiaries is a party to any action, audit or proceeding, nor to the Knowledge of Prairie is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any Taxes, and no deficiency notices or reports have been received by Prairie or any of Prairie Subsidiaries in respect of any material deficiencies for any Tax, assessment, or government charge.
     (c) During the period commencing January 1, 1999, and ending on the close of business on the Closing Date (the “S Period”), Prairie has been an “S corporation” within the meaning of Section 1361(a) of the Code, and a valid election under Section 1362 of the Code has been in effect with respect to Prairie at all times for the S Period. A valid S election or similar election has been in effect with respect to Prairie during the S Period in all relevant state and local jurisdictions in which Prairie is subject to Tax and in which such election is required. Each of Prairie’s stockholders has been a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Prairie Common Stock during the S Period, and at no time during the S Period was any stockholder of Prairie a non-resident alien.
     (d) During the S Period, Prairie Bank was a qualified subchapter S subsidiary (“QSub”), and a valid election under Section 1361(b)(3)(B) of the Code has been in effect with respect to Prairie Bank at all times for such period. A valid QSub election or similar election has been in effect with respect to Prairie Bank during such period in all relevant state and local jurisdictions in which Prairie is subject to Tax and in which such election is required.
     (e) Prairie will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change, made on or prior to the Closing Date, in the method of accounting for a tax period ending on or prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in the regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law) occurring or existing before the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, and (v) if an election under Section 338(h)(10) of the Code is not made with respect to the Merger, prepaid amounts which in the aggregate exceed $20,000 received on or prior to the Closing Date.
     Section 4.9 Employee Plans. Except as set forth in the Prairie Disclosure Letter, all employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Prairie or Prairie Subsidiaries (“Prairie Employee Plans”) have been maintained, operated, and administered in substantial compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1934, as amended (“ERISA”), the Code, and any other applicable laws. Except as set forth in the Prairie Disclosure Letter, with respect to each Prairie Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (a) has been determined by the Internal Revenue Service (“IRS”) to be so qualified, (b) is the subject of a pending application for such determination that was timely filed, or (c) may still be submitted for such determination as an on-cycle filing under Revenue Procedure 2005-66. None of Prairie, any of the Prairie Subsidiaries, or any entity considered one employer with any of them under Section 4001 of ERISA or Section 414 of the Code has ever established or maintained a pension plan subject to Title IV of ERISA or has ever been a participating employer in a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code. Each Prairie Employee Plan subject to Section 409A of the Code has been operated in good faith compliance with Code Section 409A since January 1, 2005. There is no basis for any person to assert that Prairie or any of the Prairie subsidiaries has an obligation to institute any employee plan or any such other arrangement, agreement or plan. Except as set forth in the Prairie Disclosure Letter, neither Prairie nor a Prairie Subsidiary was or has used any insurance policy to provide funding for a Prairie Employee Plan. Except as set forth in the Prairie Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Prairie Employee Plan that will result in any payment (whether pay or otherwise) becoming due from Prairie or any of the Prairie Subsidiaries to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due, to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing. Neither Prairie nor any of the Prairie Subsidiaries has any obligations for retiree health or life insurance benefits under any Prairie Employee Plan, except as set forth in the Prairie Disclosure Letter. Except as set forth in the Prairie Disclosure Letter, there are no restrictions on the rights of Prairie or any of the Prairie Subsidiaries to amend or terminate any such Prairie Employee Plan without incurring any liability thereunder.
     Section 4.10 Material Contracts. Except as set forth in the Prairie Disclosure Letter or disclosed in the Prairie Financial Statements, neither Prairie nor any Prairie Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, “Benefit Agreements”) providing for aggregate payments to any person in any calendar year in excess of $50,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Prairie or any Prairie Subsidiary or the guarantee by Prairie or any Prairie Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that, if Prairie Common Stock was registered under the Exchange Act, would be required to be filed as an exhibit to a Form 10-K or (after August 23, 2004) a Form 8-K filed with the Commission as of the date of this Agreement (collectively, the “Prairie Contracts”). Neither Prairie nor any Prairie

Subsidiary is in default under any Prairie Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.
     Section 4.11 Absence of Certain Changes or Events. Except as set forth in the Prairie Disclosure Letter or disclosed in the Prairie Financial Statements, since December 31, 2005 there has not been any change in the financial condition, results of operations or business of Prairie or any Prairie Subsidiary which has had or will have a Material Adverse Effect.
     Section 4.12 Litigation. Except as disclosed in the Prairie Disclosure Letter, there is no suit, action or proceeding pending, or, to the Knowledge of Prairie, threatened against or affecting Prairie or any Prairie Subsidiary which, if determined adversely to Prairie, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Prairie or any Prairie Subsidiary having, or which would reasonably be expected to have, a Material Adverse Effect on the business of Prairie and the Prairie Subsidiaries. Since January 1, 2001, Prairie and Prairie Bank have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. To the Knowledge of Prairie and Prairie Bank, there are no facts which would form the basis of a claim or claims under such bonds. Neither Prairie nor Prairie Bank has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Prairie’s and the Prairie Subsidiaries’ past claim experience.
     Section 4.13 Compliance with Laws and Orders. Except as set forth in the Prairie Disclosure Letter or as disclosed in the Prairie Financial Statements, the businesses of Prairie and each Prairie Subsidiary are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of a Prairie Subsidiary that is a bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Prairie Disclosure Letter, no investigation or review by any Governmental Entity with respect to Prairie or any Prairie Subsidiary is pending or, to the Knowledge of Prairie, threatened, nor has any Governmental Entity indicated an intention to conduct the same, in each case other than those the outcome of which will not have a Material Adverse Effect.
     Section 4.14 Agreements with Bank Regulators, Etc. Neither Prairie nor any Prairie Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in the Prairie Disclosure Letter, nor has Prairie been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Prairie Disclosure Letter. Neither Prairie nor any Prairie Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. Prairie knows of no reason why the granting of the regulatory approvals referred to in Section 4.6 above would be denied or unduly delayed.
     Section 4.15 Fees. Except for fees paid and payable to Hovde Financial, LLC, neither Prairie nor any Prairie Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other person in connection with, or as a result of, the transactions contemplated by this Agreement.
     Section 4.16 Vote Required. The affirmative vote of the (i) holders of a majority of the outstanding shares of Prairie Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Prairie capital stock necessary to approve this Agreement and the Merger, and (ii) the holders of seventy-five (75%) of the outstanding shares of Prairie Common Stock is the only vote of the holders of any class or series of Prairie capital stock necessary to approve the termination of the Prairie Stockholder Agreement dated December 31, 1998 (the “Prairie Stockholder Agreement”) by and among Prairie and its stockholders named therein (collectively, the “Required Prairie Vote”).
     Section 4.17 Environmental Matters. (a) To the Knowledge of Prairie, neither Prairie nor any of the Prairie Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (b) to the Knowledge of Prairie, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Prairie or any of the Prairie Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law or as a result of the presence of any Hazardous Substances, except any such violations or liabilities which, individually or in the aggregate, would not have a Material Adverse Effect; and (c) to the Knowledge of Prairie, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Prairie or any Prairie Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 4.18 Labor. (a) Neither Prairie nor any of the Prairie Subsidiaries are engaged in, or have engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the Knowledge of Prairie, threatened, against or directly affecting Prairie or the Prairie Subsidiaries; (c) no union is currently certified, there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or, to the Knowledge of Prairie, is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the Knowledge of Prairie are threatened; (e) no collective bargaining agreement exists which is binding on Prairie and/or the Prairie Subsidiaries; (f) neither Prairie nor the Prairie Subsidiaries have experienced any material work stoppage or other material labor difficulty; and (g) neither Prairie nor any of the Prairie Subsidiaries are delinquent in any payments to any current or former officers, directors, employees or independent contractor for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.
     Section 4.19 Material Interests of Certain Persons. Except as set forth in the Prairie Disclosure Letter, no officer or director of Prairie, or any “associate” of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Prairie or any of the Prairie Subsidiaries.
     Section 4.20 Employment Agreements. The Prairie Disclosure Letter lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which Prairie or any of the Prairie Subsidiaries is a party to or bound by and which, by its terms, is not terminable by Prairie or such Prairie Subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in the Prairie Disclosure Letter have been previously made available to Integra by Prairie.
     Section 4.21 Banking Reports. Since January 1, 2001, Prairie and each of the Prairie Subsidiaries has filed all reports of condition, reports of income and other reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (a) the FRB, (b) the Federal Deposit Insurance Corporation, (c) the State Agency, and (d) any other Governmental Entity with jurisdiction over Prairie or any of the Prairie Subsidiaries, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such reports would not have a Material Adverse Effect. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.22 Loan Portfolio.
     (a) The Prairie Disclosure Letter lists as of August 31, 2006 each loan of Prairie Bank that has been classified by the FDIC, the State Agency or the FRB or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Prairie Bank and a list of all loans which Prairie Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has been provided to Integra.

     (b) All loans and discounts shown on the Prairie Financial Statements or which were entered into after the date of the most recent balance sheet included in the Prairie Financial Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Prairie and the Prairie Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency, reorganization or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are, and shall be, valid, true and genuine and what they purport to be and enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or by general principles of equity. Prairie and the Prairie Subsidiaries have complied and shall prior to the Closing Date comply with all laws and regulations relating to such loans (including, without limitation, Regulation O, 12 C.F.R. Section 215 et seq.), except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Prairie or any Prairie Subsidiary.
     (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Prairie Financial Statements are, to the Knowledge of Prairie, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis and safe and sound banking practices to provide for possible losses on items for which reserves were made, loans and leases outstanding and real estate owned as of the respective dates.
     Section 4.23 Investment Portfolio. All investment securities held by Prairie or the Prairie Subsidiaries, as reflected in the consolidated balance sheets of Prairie included in the Prairie Financial Statements, are carried in accordance with generally accepted accounting principles.
     Section 4.24 Interest Rate Risk Management. The Prairie Disclosure Letter describes all interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of Prairie or one of the Prairie Subsidiaries or for the account of a customer of Prairie or one of its subsidiaries. All such arrangements and agreements disclosed in the Prairie Disclosure Letter were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Prairie or one of the Prairie Subsidiaries, enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Prairie and each of the Prairie Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of Prairie, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     Section 4.25 Non-Banking Activities. Neither Prairie nor any of the Prairie Subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the FRB or the BHCA or which is not listed at 12 C.F.R. Section 225.28. Without limiting the generality of the foregoing, any equity investment of Prairie and each of the Prairie Subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation is not prohibited by the regulations of the FRB or the BHCA.
     Section 4.26 Trust Administration. During the applicable statute of limitations period, (a) Prairie Bank has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (b) neither Prairie Bank, nor any director, officer or employee of Prairie or any of the Prairie Subsidiaries acting on behalf of Prairie or any of the Prairie Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Governmental Entity pending, or to the Knowledge of Prairie, threatened, against or affecting Prairie or any of the Prairie Subsidiaries relating to the compliance by Prairie or any such Prairie Subsidiary with sound fiduciary principles and applicable regulations.
     Section 4.27 Fair Lending; Community Reinvestment Act. With the exception of routine investigation of consumer complaints, neither Prairie nor Prairie Bank has been advised by any Governmental Entity that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Prairie Bank received a Community Reinvestment Act rating of “Satisfactory” in its most recent CRA examination.
     Section 4.28 Prairie Disclosure Letter. The Prairie Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the Prairie Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation or warranty.
     Section 4.29 Notice of Breach or Potential Breach. Prairie shall promptly notify Integra of any change, circumstance or event which would cause any of the representations or warranties made by Prairie pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevents Prairie from complying with any of its obligations hereunder. To Prairie’s Knowledge, there is no fact or development which would reasonably be expected to have a Material Adverse Effect on Prairie’s or the Prairie Subsidiaries’ continuing businesses, which has not been set forth in this Agreement.

     Section 4.30 Disclosure. No representation or warranty by Prairie in this Agreement, after giving effect to the disclosures set forth in the Prairie Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Integra for a breach of representation, warranty, covenant, agreement or obligation of Prairie hereunder will not be affected by any investigation conducted by Integra with respect to, or knowledge acquired (or capable of being acquired) with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.
ARTICLE V
COVENANTS
     Section 5.1 Acquisition Proposals. Prairie and each Prairie Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (a) solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of (other than purchases or sales of loans or securities in the ordinary course of business consistent with past practice), or any securities of, or any merger, consolidation or business combination with, Prairie or any Prairie Subsidiary (such transactions are referred to herein as “Acquisition Transactions”) or (b) except to the extent that the Board of Directors of Prairie is required, upon the advice of counsel to the Board of Directors of Prairie, in the exercise of its fiduciary duties in accordance with applicable law, participate in any discussion or negotiation regarding, or furnish to any other person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure by Prairie that is in the advice of counsel to the Board of Directors of Prairie otherwise required under applicable law. Prairie will, and cause each Prairie Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Prairie will promptly notify Integra if any such inquiries or proposals are received by, any such information is requested from, or any such negotiation or discussion are sought to be initiated or continued with Prairie or any Prairie Subsidiary with respect to a proposed Acquisition Transaction.
     Section 5.2 Interim Operations of Prairie. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Prairie Disclosure Letter or as otherwise approved expressly in writing by Integra (which approval will not be unreasonably withheld or delayed):
     (a) Conduct of Business. Prairie shall, and shall cause each Prairie Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Prairie shall use reasonable efforts to preserve intact the business organization of Prairie and each Prairie Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Prairie or any Prairie Subsidiary. Other than in the ordinary course of business consistent with past practice, Prairie shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), except for indebtedness incurred in connection with the issuance of $10 million of trust preferred securities (the “Trust Preferred Securities”), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for the guarantee entered into in connection with the Trust Preferred Securities or (iii) make any loan or advance.
     (b) Charter and By-laws. Prairie shall not and shall not permit any Prairie Subsidiary to make any change or amendment to their respective Certificate or Articles of Incorporation or By-laws (or comparable governing instruments) in a manner that would materially and adversely effect such party’s ability to consummate the Merger or the economic benefits of the Merger to Integra.
     (c) Capital Stock. Prairie shall not, and shall not permit any Prairie Subsidiary to, (i) issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to one of the Prairie Option Plans), (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than the issuance of the Trust Preferred Securities, substantially all of the proceeds of which shall be used to repay existing debt), (iii) modify the terms of any outstanding options granted under the Prairie Option Plans other than, if the Closing Date shall not have occurred prior to February 1, 2007, extend the expiration date of the options held by Dorothy Oremus; (iv) enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, (v) adjust, split, combine or reclassify any of their capital stock or other securities or (vi) make any other changes in their capital structures. Neither Prairie nor any Prairie Subsidiary shall grant any additional stock options after the date hereof.
     (d) Dividends. Prairie shall not, and shall not permit any Prairie Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) a special cash dividends to Prairie stockholders in an amount not to exceed $2 million, (ii) dividends paid in the ordinary course of business to cover the tax obligations of the Prairie stockholders (including any tax dividends for any partial quarterly period), computed on the basis of an assumed combined federal, state and local income tax rate of thirty-eight percent (38%) (iii) dividends paid by any Prairie Subsidiary to Prairie or another Prairie Subsidiary with respect to its capital stock and (iv) dividends paid by any Prairie Subsidiaries with respect to issued and outstanding trust preferred securities.
     (e) Employee Plans, Compensation, Etc. Except as otherwise provided in this Agreement or as disclosed in the Prairie Disclosure Letter, Prairie shall not, and shall not permit any Prairie Subsidiary to, adopt or amend (except as required by law or other contractual obligations existing on the date hereof) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal merit increases in the ordinary course of business consistent with past practice not to exceed 5% for any individual) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
     (f) Certain Policies. Prairie will modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Integra and generally accepted accounting principles, at the earlier of (i) such time as Integra acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 below have been waived or satisfied or (ii) immediately prior to the Closing Date. Prairie’s representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.
     (g) FDICIA Compliance. Prairie will notify Integra of any development that relates to Prairie’s ability to comply with the audit, record keeping and management review of internal controls requirements of FDICIA.
     Section 5.3 Interim Operations of Integra. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Prairie, Integra will not declare or pay any extraordinary or special dividend on the Integra Common Stock or take any action that would (a) materially delay or adversely affect the ability of Integra or Sub to obtain any approvals of any Governmental Entity required to permit consummation of the Merger or (b) materially adversely affect the ability of Integra or Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

     Section 5.4 Employee Matters.
     (a) Benefit Agreements. On and after the Effective Time, Integra shall maintain and cause to be administered according to their lawful terms all Prairie Employee Plans, except to the extent they are lawfully amended or terminated by Integra.
     (b) Retirement and Benefit Plans. For purposes of all Integra employee plans and employee policies (for example, and without limitation, vacation and sick leave policies), Integra shall credit employees of Prairie and Prairie Subsidiaries who become employees of Integra or the Surviving Corporation as a result of the Merger with all service with Prairie, any Prairie Subsidiaries, or any predecessor employer (to the extent such service has been recognized by Prairie under the Prairie Employee Plans) for purposes of eligibility and vesting as if such service had been performed for Integra or a subsidiary thereof, but not for purposes of benefit accrual. From and after the Effective Time, Integra shall cause any and all pre-existing condition limitations under its health plan or disability plans to be waived with respect to Prairie employees and their eligible dependents, to the extent that such conditions were covered by Prairie’s health or disability plans, respectively. Integra shall cause its health plan to credit employees of Prairie and Prairie Subsidiaries and their eligible dependents with year-to-date deductibles and out-of-pocket expenses incurred under Prairie’s health plan toward satisfaction of applicable deductibles and out-of-pocket expenses under Integra’s health plan for the plan year in which the Merger occurs.
     (c) Transition. Upon and after the Merger, Prairie employees shall have benefits that in the aggregate are no less favorable than the benefits enjoyed generally by similarly situated Integra employees.
     (d) Stay Bonuses. The parties hereto acknowledge that Prairie and Prairie Bank shall be permitted to commit to pay stay bonus payments as contemplated in the Prairie Disclosure Letter; provided, however, that neither Prairie nor Integra shall be obligated to pay any bonus payment unless and until such employee executes and delivers a stay bonus agreement in the form agreed to by Integra and Prairie, which agreement shall govern the obligation to make any such bonus payment.
     (e) Employment, Change-in-Control and Restricted Stock Agreements. Upon the request of Integra, Prairie shall cause to be delivered to Integra (i) an executed employment agreement for Bradley Stevens, and (ii) an executed change-in-control agreement for Mark Rusiewski. In addition, upon the request of Integra, Prairie shall use its best efforts to cause to be delivered an executed change-in-control agreement for Mark Trevor and an executed Restricted Stock Agreement for each of Bradley Stevens, Mark Trevor, Mark Rusiewski, June Novotny, Michael Bradshaw, Margaret Chung and Wade Alexa. Each of the foregoing agreements shall be in substantially the forms agreed to by the parties thereto and consistent with the terms contemplated by the Prairie Disclosure Letter, and Integra shall cause to be delivered to each such individual an executed counterpart to such agreement. Such agreements are to be effective at the Effective Time.
     Section 5.5 Access and Information. Upon reasonable notice, Prairie shall, and shall cause each Prairie Subsidiary to, afford to Integra and its representatives (including, without limitation, directors, officers and employees of Integra and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Integra may reasonably request; provided, however, that Prairie shall not be required to provide access to any such information or properties if the providing of such access (a) would interfere unnecessarily with the normal operations of Prairie and Prairie’s Subsidiaries; (b) would be reasonably likely, upon the advice of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (c) would be precluded by any lease, contract or legally enforceable agreement in existence prior to the date hereof or by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity. All information furnished by one party to the other party in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby) except to the extent that such information (i) already is known to such other party when received from a source not known by the receiving party to be under an obligation of confidentiality, (ii) thereafter becomes lawfully obtainable from other sources or (iii) is required to be disclosed in any non-confidential document filed with the Commission, the FRB, the OCC, the Department of Justice, the State Agency or any Governmental Entity. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same or be destroyed.
     Section 5.6 Certain Filings, Consents and Arrangements. Integra, Sub and Prairie shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation (collectively, “Consents”) and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other parties to this Agreement complete copies of all such reports promptly after they are filed. In advance of any filing made under this Section 5.6, Integra and Prairie and their respective counsel shall be provided with the opportunity to comment thereon, and Integra and Prairie each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the Governmental Entities with respect to such filings.
     Section 5.7 State Takeover Statutes. Prairie shall take all reasonable steps to (a) exempt Prairie and the Merger from the requirements of any state takeover law by action of

Prairie’s Board of Directors or otherwise and (b) upon the request of Integra, assist in any challenge by Integra to the applicability to the Merger of any state takeover law.
     Section 5.8 Indemnification. From and after the Effective Time, Integra will assume and honor any obligation as provided for and permitted by applicable federal and state law that Prairie had immediately prior to the Effective Time with respect to the indemnification of each person who is now, who has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Prairie or any Prairie Subsidiary (collectively, the “Indemnitees”) arising out of Prairie’s Certificate of Incorporation or By-laws in the form on the date hereof (to the maximum extent permitted by applicable law or regulation) against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged condition, act or omission occurring at or prior to the Effective Time, including any actions taken to approve and implement this Agreement and the transactions contemplated hereby, in the Indemnitee’s capacity as a director or officer (whether elected or appointed), of Prairie or any Prairie Subsidiary. This Section 5.8 will be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries. In addition, for a period of not less than four years after the Effective Time, Integra will cause the Surviving Corporation to maintain in effect the current directors’ and officers’ insurance policies maintained by Prairie as of the date hereof; provided, however, that if the annual cost of such “tail” insurance policies are not available at a cost not greater than 200% of the annual premium paid on the date of this Agreement by Prairie for such insurance (the “Insurance Cap”), Integra shall cause to be obtained as much comparable insurance for as long a period (not to exceed four years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.
     Section 5.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.
     Section 5.10 Publicity. Integra and Prairie shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement, neither Integra nor Prairie shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.
     Section 5.11 Registration Statement. Promptly following the receipt of the financial statements described in Section 5.12, Integra shall file with the Commission the Registration Statement in which the Proxy Statement will be included. Integra shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Prairie will use its reasonable best efforts to cause the Proxy Statement to be mailed to Prairie stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Prairie shall furnish all information concerning Prairie and the holders of Prairie Common Stock as may be reasonably required in connection with any such action. Each of Integra and Prairie shall furnish all information concerning itself and its subsidiaries to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the preparation, filing and distribution of the Proxy Statement. Integra and Prairie each agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders, and at the time of the Prairie Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Integra and Prairie agrees to promptly correct any information provided by it for use in the Registration Statement or the Proxy Statement that shall have become false or misleading. Integra and Prairie will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. In advance of any filing made under this Section 5.11, Integra and Prairie and their respective counsel shall be provided with the opportunity to comment thereon, and Integra and Prairie each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Governmental Entities with respect to such filings. Preparation and filing of the Registration Statement and Proxy Statement shall be at the sole cost and expense of Integra, except that Prairie shall be solely responsible for the costs and expenses, including fees of Prairie’s accountants and legal counsel, related to preparation and review of Prairie financial statements and Prairie information required to be presented in the Registration Statement and the costs of printing and mailing the Proxy Statement to Prairie stockholders.
     Section 5.12 Financial Information and Accountant’s Consents.
     (a) Prairie shall deliver to Integra as promptly as practicable but not later than November 10, 2006, audited financial statements for Prairie for 2005 and unaudited financial statements the nine (9) month period ended September 30, 2006, in such form as is required by Regulation S-X for inclusion in a registration statement under the Securities Act, including statistical disclosures required by Guide 3.
     (b) Prairie shall furnish to Integra such additional financial data concerning Prairie and the Prairie Subsidiaries as Integra may reasonably request, including any internal unaudited financial statements for the fiscal months ending after the date of this Agreement through the Closing Date.
     (c) Prairie and Integra shall each use their reasonable efforts to cooperate fully with each other, and cause their registered independent public accounting firms to so cooperate, to provide the necessary information and consents required or to do any other actions required in connection with the preparation and filing of the Registration Statement.
     Section 5.13 Stock Exchange Listing. Integra shall use its best efforts to list the Integra Common Stock to be issued pursuant to the Merger on the Nasdaq Global Market.
     Section 5.14 Prairie Stockholders Meeting. Prairie, acting through its Board of Directors, shall, subject to and in accordance with its Certificate of Incorporation and Bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Prairie Common Stock (the “Prairie Stockholders Meeting”) for the purpose of voting (i) to approve and adopt this Agreement and the Merger and (ii) to terminate the Prairie Stockholder Agreement (collectively, the “Prairie Proposals”). The obligation to call and hold the Prairie Stockholders Meeting and submit the Prairie Proposals to a vote of the Prairie stockholders pursuant to this Section 5.14 shall not be affected by any action taken in connection with the exercise of the fiduciary duties of the Prairie Board of Directors pursuant to Section 5.1.
     Section 5.15 Provision of Shares and Cash. At the Closing Date, Integra shall issue and provide the shares of Integra Common Stock included in the Merger Consideration and will provide the cash included in the Merger Consideration and the cash to be paid in lieu of fractional shares of Integra Common Stock to the Exchange Agent as provided in Section 2.1 above. The shares of Integra Common Stock included in the Merger Consideration will, at the Effective Time, be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.
     Section 5.16 Adverse Action. From the date hereof until the Effective Time, except as expressly contemplated by the Agreement, no party will, without the written consent of the other parties knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VII below not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.
     Section 5.17 Affiliates. Promptly after execution and delivery of this Agreement, Prairie shall deliver to Integra a letter identifying all persons who, to the best of Prairie’s knowledge, may be deemed as of the date hereof “affiliates” of Prairie for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date hereof until the Effective Time. Prairie shall use its reasonable best efforts to cause each person identified on such list to deliver to Integra, on or before the date of mailing of the Proxy Statement, a written agreement substantially in the form attached as Exhibit B hereto.
     Section 5.18 Bank Merger Agreement. Promptly after executing and delivering this Agreement, each of Integra and Prairie shall take all actions necessary to cause Integra Bank and Prairie Bank, respectively, to execute and deliver the Bank Merger Agreement.
     Section 5.19 Section 338(h)(10) Election.
     (a) Integra, Prairie and each of Prairie’s stockholders shall join in making an election under Section 338(h)(10) of the Code (and any identical or similar provisions under state or local law) to treat the Merger as a sale by Prairie of the assets and properties of Prairie Bank (the “Elections”). At least forty-five (45) days after the date of the Agreement, Integra shall prepare and provide to Prairie, for Prairie’s review and comment, drafts of the IRS Form 8023 and other forms of Election, if any, together with such authorizations as Integra reasonably determines that it needs to execute and file the Elections (the “Election Documents”), which comments shall be provided to Integra no later than fifteen (15) days after receiving the initial draft from Integra. At or prior to Closing, Prairie shall deliver to Integra the Election Documents containing information then available, duly executed by Prairie and each of its stockholders.
     (b) For purposes of making the Elections, (i) Integra and Prairie shall agree upon the methodology for the allocation of the Merger Consideration among the assets of Prairie and Prairie Bank, and (ii) Integra and its successors are authorized to complete and file the Election Documents, including the allocation of the Merger Consideration, in accordance with such methodology.
     Section 5.20 Taxes and Tax Returns.
     (a) From and after the Effective Time, Integra shall be responsible for timely payment of any amounts that may be due to the IRS from Prairie, Prairie Bank or their successors for periods ending on or after the Effective Time, including but not limited to, as a result of Section 1374 of the Code or any similar state tax law.
     (b) Integra shall timely file any Tax Returns required to be filed by Prairie, Prairie Bank or their successors from and after the Effective Time.
     (c) Integra shall provide Bradley Stevens, acting as the representative of Prairie stockholders, copies of all Tax Returns and any related financial statements or documentation used to prepare such Tax Returns, related to Prairie or Prairie Bank (the “Representative”) at least ten (10) days prior to the filing of any such Tax Return. The Representative shall have the opportunity to review and comment upon any return filed in connection with Section 5.20(b).

     Section 5.21 Additions to Board of Directors. The Board of Directors of Integra shall take all action necessary immediately following the Effective Time to elect Bradley Stevens as a director of Integra serving in the class with its current term expiring in 2007 and Arthur D. Pringle, III as a director of Integra serving in the class with its current term expiring in 2008. The initial terms of such persons shall expire at the Integra annual meetings of shareholders following the Effective Time at which the term of the class to which such directors belong expire, subject to being renominated as directors at the discretion of Integra Board of Directors. Such persons shall also be elected as directors of Integra Bank.
ARTICLE VI
CLOSING MATTERS
     Section 6.1 The Closing. The closing (the “Closing”) shall occur at such location mutually agreeable to the parties and on a date (the “Closing Date”) which is the last business day of the first calendar month during which all of the conditions set forth in Article VII are satisfied in all material respects or waived. If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.
     Section 6.2 Documents and Certificates. Each of the parties shall use its respective best efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary to satisfy the closing conditions set forth in Article VII and to consummate the Closing of the transactions contemplated by this Agreement as soon as practicable.
ARTICLE VII
CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Integra and Sub, on the one hand, and Prairie, on the other hand, to consummate the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
     (a) The Prairie Proposals shall have been approved and adopted by the Required Prairie Vote.
     (b) The Integra Common Stock issuable in the Merger and the transactions contemplated hereby shall have been authorized for listing on the Nasdaq Global Market.

     (c) All Consents, and all expirations of waiting periods imposed by, any Governmental Entity which are necessary for the consummation of the Merger and the Bank Merger (other than immaterial Consents, the failure of which to obtain would not be materially adverse to Integra and Integra’s subsidiaries or Prairie and the Prairie Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such Consent, shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of Integra the consummation of the Merger.
     (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.
     (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger or the Bank Merger shall have been issued and remain in effect.
     Section 7.2 Conditions to Obligation of Prairie to Effect the Merger. The obligation of Prairie to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:
     (a) Integra and Sub shall have performed in all respects the covenants contained in this Agreement required to be performed by them at or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on Integra or on Prairie’s rights under this Agreement.
     (b) The representations and warranties of Integra and Sub contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article III above shall be true and correct as of the Closing Date as if made at and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Closing Date which were or will be true and correct at such time or times; or (iii) where the failure or failures of such representations and warranties to be so true and correct when made, individually or in the aggregate, does not result or are not reasonably likely to result in a Material Adverse Effect on Integra.

     (c) Integra shall have furnished Prairie a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Integra stating that, to the best of their Knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) above have been satisfied.
     (d) If the Merger Consideration to be paid to Prairie stockholders is the amount specified in clause (B) of Section 2.1(a), then Crowe Chizek and Company LLC, shall have delivered to Prairie their opinion, dated the Closing Date, which shall provide that it may be relied upon by the stockholders of Prairie substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) each of Prairie, Integra and any wholly-owned subsidiary of Integra, to the extent Prairie is merged into such subsidiary, are parties to a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain will be recognized by Integra or Prairie as a result of the Merger; (iii) the gain recognized by a Prairie stockholder pursuant to the Merger will be the lesser of (A) the difference between the fair market value of the Merger Consideration paid to such stockholder and the basis of the stockholder’s shares of Prairie Common Stock and (B) the cash portion of the Merger Consideration payable to such stockholder and no loss will be recognized by such stockholder; (iv) the tax basis of the shares of Integra Common Stock received by stockholders who exchange all of their shares of Prairie Common Stock solely for shares of Integra Common Stock in the Merger will be the same as the tax basis of the shares of Prairie Common Stock surrendered in exchange therefor (reduced by any cash received and increased by the amount of gain recognized on the exchange); and (v) the holding period of the shares of Integra Common Stock received in the Merger will include the period during which the shares of Prairie Common Stock surrendered in exchange therefor were held, provided such shares of Prairie Common Stock are held as capital assets at the Effective Time. In rendering such opinion, counsel may reasonably rely upon representations contained in certificates of officers of Prairie, Integra, and others.
     Section 7.3 Conditions to Obligation of Integra and Sub to Effect the Merger. The obligation of Integra and Sub to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:
     (a) Prairie shall have performed in all respects the covenants contained in this Agreement required to be performed by it at or prior to the Closing Date, except where any non-performance or noncompliance would not reasonably be expected to have a Material Adverse Effect on Prairie or on Integra’s rights under this Agreement.
     (b) The representations and warranties of Prairie contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Closing

Date as if made on and as of such time, except: (i) as expressly contemplated or permitted by this Agreement; (ii) for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times; or (iii) where the failure or failures of such representations and warranties to be so true and correct when made, individually or in the aggregate, does not result or are not reasonably likely to result in a Material Adverse Effect on Prairie.
     (c) Prairie shall have furnished Integra a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Prairie stating that, to the best of their Knowledge and belief after due inquiry, the conditions set forth in Subsections 7.3(a) and 7.3(b) above have been satisfied.
     (d) If the Merger Consideration paid to Prairie stockholders is the amount specified in clause (A) of Section 2.1(a), then Prairie shall have furnished Integra with fully-executed original copies of the Election Documents contemplated by Section 5.19 on behalf of each of the Persons who is a stockholder of Prairie as of the Closing Date.
     (e) Each of (i) the Employment Agreement between Prairie Bank and Bradley Stevens dated February 20, 1992 and (ii) the Change in Control Severance Agreement between Prairie and Mark Rusiewski dated April 15, 2005, shall have been terminated.
     (f) Prairie shall have repaid in full with the proceeds of the Trust Preferred Securities all indebtedness that is outstanding under the Loan Agreement dated February 3, 2003, with LaSalle Bank National Association, as amended, and the related Modification Revolving Note dated May 3, 2006.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Prairie:
     (a) by mutual consent of the Board of Directors of Integra and the Board of Directors of Prairie;
     (b) by Integra or Prairie if the Merger shall not have been consummated on or before March 31, 2007;
     (c) by Integra, if this Agreement was not approved by the Required Prairie Vote at the Prairie Stockholders Meeting or any adjournment thereof;

     (d) by Prairie, if any of the conditions specified in Sections 7.1 (except 7.1(a)) and 7.2 above have not been met or waived by Prairie at such time as such condition can no longer be satisfied, provided that with respect to any breach by Integra or Sub of any of their representations, warranties or covenants hereunder, only if such breach cannot be or is not cured within fifteen (15) days after written notice of such breach is given by Prairie to Integra;
     (e) by Integra, if any of the conditions specified in Sections 7.1 (except 7.1(a)) and 7.3 above have not been met or waived by Integra at such time as such condition can no longer be satisfied, provided that with respect to any breach by Prairie of any of its representations, warranties or covenants hereunder, only if such breach cannot be or is not cured within fifteen (15) days after written notice of such breach is given by Integra to Prairie; or
     (f) by Integra, if (i) the management of Prairie or its board of directors, for any reason, fails to call and hold the Prairie Stockholders Meeting within forty-five (45) days of the date on which the Registration Statement becomes effective or if such meeting is adjourned, then within twenty (20) days of such adjournment, (ii) the board of directors of Prairie does not publicly recommend in the Proxy Statement that Prairie’s stockholders approve and adopt this Agreement, (iii) after recommending in the Proxy Statement that such stockholders approve and adopt this Agreement, the board of directors of Prairie has withdrawn, modified or amended such recommendation in any manner adverse to Integra, or (iv) the board of directors of Prairie has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose to engage in any of the following involving Prairie or any Prairie Subsidiary: (A) any proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of Prairie, any Prairie Subsidiary or any business line of Prairie of any Prairie Subsidiary, (B) any tender offer, exchange offer or offer to purchase equity securities that if consummated would result in any person beneficially owning (as defined by Rule 13d-3 promulgated under the Exchange Act) twenty percent (20%) or more of any class of equity securities of Prairie or any Prairie Subsidiary, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Prairie or any Prairie Subsidiary, other than the transactions contemplated by this Agreement (each a “Competing Transaction”).
     (g) by Prairie at any time during the five-day period commencing on the Determination Date, if both of the following conditions are satisfied:
     (i) the Average Closing Price shall be less than $21.243, and
     (ii) (A) the quotient obtained by dividing the Average Closing Price by $25.749 (the “Integra Ratio”) shall be less than (B) the Index Ratio minus 0.175;
Subject to the following:

     (1) Prairie must give written notice of its election to terminate this Agreement pursuant to this Section 8.1(g) to Integra, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date;
     (2) during the five-day period commencing upon Integra’s receipt of such notice, Integra shall have the option of paying additional Merger Consideration, at Integra’s election, in either the form of Integra Common Stock, cash or a combination thereof (the “Additional Consideration”) in compliance with the following sentence. Specifically, Integra shall pay such Additional Consideration so that the value of the aggregate Per Share Stock Consideration or Adjusted Per Share Stock Consideration, as the case may be (prior to adjustment for the Additional Consideration), together with the Additional Consideration (whether in cash or stock) shall be valued at an amount which is no less than the lesser of (i) $21.243 multiplied by the aggregate Per Share Stock Consideration or Adjusted Per Share Stock Consideration, as the case may be (prior to adjustment for the Additional Consideration), or (ii) the product of the Index Ratio and $25.749 multiplied by the aggregate Per Share Stock Consideration or Adjusted Per Share Stock Consideration, as the case may be (prior to adjustment for the Additional Consideration);
     (3) the election contemplated by clause (2) Section 8.1(g) shall be made by Integra giving notice to Prairie of such election and the Per Share Common Stock Consideration as adjusted (or the Adjusted Per Share Common Stock Consideration as further adjusted, as the case may be), whereupon no termination shall be deemed to have occurred pursuant to this 8.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Common Stock Consideration or the Adjusted Per Share Common Stock Consideration shall have been so adjusted, as the case may be), and any references in this Agreement to “Per Share Common Stock Consideration” or “Adjusted Per Share Common Stock Consideration” shall thereafter be deemed to refer to adjusted amount pursuant to this Section 8.1(g);
     (4) if the Closing Date shall occur during the five-day period Prairie’s option to terminate pursuant to this Section 8.1(g) is in effect, the Closing Date shall be extended until a date selected by Integra no more than ten calendar days following the close of such five-day period.
For purposes of this Section 8.1(g), the following terms shall have the following meanings:

“Average Closing Price” shall mean the average closing price per share of Integra Common Stock on the Nasdaq Global Market for the 20 trading days ending on the last trading date prior to the Determination Date.
“Determination Date” shall mean the tenth calendar day preceding the Closing Date (the tenth day to be determined by counting the day preceding the Closing Date as the first day).
“Index Group” shall mean the eighteen bank holding companies listed below (each a “Peer Company”). In the event that: (i) the common stock of any Peer Company is no longer publicly traded on the Determination Date; or (ii) any Peer Company issues a public announcement of a proposal to be acquired by or to acquire another company in a transaction with a value exceeding 25% of the Peer Company’s market capitalization, such Peer Company shall be removed from the Index Group, and the weights (which have been determined based upon market capitalization) shall be redistributed proportionately for purposes of determining the Index Price. The Peer Companies and the weights attributed to them are as follows:

	Market
	Capitalization	Percent
Peer Company	(millions)	Weighting
1st Source Corporation	$641.3	4.97
Amcore Financial Inc.	743.6	5.63
Capitol Bancorp, Ltd.	716.7	5.36
Chemical Financial Corporation	722.8	5.51
Citizens Banking Corporation	1,105.6	8.38
Community Trust Bancorp	564.1	4.27
First Financial Bancorporation	617.9	4.72
First Financial Corporation	426.7	3.25
First Indiana Corporation	427.3	3.20
First Merchants Corporation	436.2	3.34
First Midwest Bancorporation	1,857.9	14.03
Heartland Financial USA Inc.	442.7	3.34
Independent Bank Corporation	558.5	4.26
Lakeland Financial Corporation	282.2	2.15
Midwest Banc Holdings Inc.	598.5	4.57
Park National Corporation	1,416.0	10.65
Republic Bancorp Inc.	977.5	7.41
WesBanco Inc.	646.1	4.98

Total	$13,181.6	100.00

“Index Price” shall mean the weighted average (weighted in accordance with the Index Group’s “Percent Weighting” listed above) of the closing sales prices of the Peer

Companies determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal) for the five trading days ending on the last trading date prior to the Starting Date or Determination Date, whichever is applicable.
“Index Ratio” shall be the Index Price as determined on the Determination Date divided by the Index Price as determined on the Starting Date.
“Starting Date” shall mean the date of this Agreement.
If any Peer Company or Integra declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the price for the common stock of such Peer Company or Integra, as the case may be, shall be appropriately adjusted to apply this Section.
     Section 8.2 Non-Survival of Representations, Warranties and Agreements. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1 above, as the case may be; provided, however, that if the Merger is consummated, Sections 1.6, 2.1 through 2.4, 5.4, 5.8, 5.20, 8.2 and 8.5 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that the last two sentences of Section 5.5 and all of Sections 8.5 and 8.10 hereof will in all events survive any termination of this Agreement.
     Section 8.3 Waiver and Amendment. Subject to applicable provisions of the DGCL, any provision of this Agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 8.3 which is signed by the party or parties sought to be bound thereby.
     Section 8.4 Entire Agreement. This Agreement, together with the Bank Merger Agreement and the Prairie Disclosure Letter, constitutes the entire agreement among the parties with respect to the Merger and the other transactions contemplated hereby and thereby, and supersedes all prior agreements among the parties with respect to such matters.
     Section 8.5 Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana except to the extent that the DCGL governs certain requirements of the Merger and federal law governs certain requirements of the Bank Merger. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in a federal or state court within Vanderburgh County, Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.
     Section 8.6 Certain Definitions; Headings.
     (a) For purposes of this Agreement, the following terms shall have the indicated meanings:
     (i) “Affiliate”, “associate” and “Significant Subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.
     (ii) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
     (iii) “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any Governmental Entity relating to (A) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act,

42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.
     (iv) “Hazardous Substance” means (A) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (B) any “oil,” as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (C) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (D) any asbestos or asbestos-containing materials, polychlorinated biphenyls in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde or atmospheric radon; (E) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (F) industrial, nuclear or medical by-products; (G) any lead based paint or coating and (H) any underground storage tank.
     (v) “Knowledge” with respect to: (1) an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and (2) a party hereto means that such party will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as an executive officer of such party (or in any similar capacity) has Knowledge of such fact or other matter.
     (vi) “Loan Portfolio Properties, Trust Properties and Other Properties” means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by

Integra or Prairie, as the case may be, or any of their subsidiaries whether directly, as an agent, trustee or other fiduciary or otherwise.
     (vii) “Market Price” means the average of the per share closing prices on the Nasdaq Global Market of Integra Common Stock for the twenty (20) consecutive trading days ending at the end of the third trading day immediately preceding the Closing Date.
     (viii) “Material Adverse Effect” means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Prairie and its subsidiaries, taken as a whole, or Integra and its subsidiaries, taken as a whole, as the case may be, or the ability of Prairie or Integra, as the case may be, to consummate the transactions contemplated hereby provided, however, a Material Adverse Effect does not include a material adverse change in general economic, political or financial conditions, including without limitation as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States) that affects the banking industry generally. The effect of any action taken by Prairie solely pursuant to Section 5.2(f) above shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.
     (ix) “Person” means an individual, corporation, partnership, association, trust, limited liability company or unincorporated organization.
     (x) “Subsidiary” of Prairie, Integra or any other person means, except where the context otherwise requires, any corporation, partnership, trust or similar association of which Prairie, Integra or any other person, as the case may be (either alone, through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation.
     (xi) “Tax” or “Taxes” means all (A) federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, alternative minimum, add-on, value-added, capital, withholding and other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, interest and penalties (civil or criminal), additional amounts imposed by any Taxing Authority on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and (B) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (A) above as a transferee, successor or payable pursuant to a contractual obligation.
     (xii) “Taxing Authority” means the Internal Revenue Service and any other governmental authority responsible for the administration of any Tax.
     (xiii) “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.
     (b) The descriptive headings contained in this Agreement are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.
     (c) Unless the context of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement will include the plural and any plural term will include the singular and (ii) the term section or schedule will mean a section or schedule of or to this Agreement.
     Section 8.7 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:
If to Integra or Sub to:
Integra Bank Corporation
21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Attention: Martin M. Zorn
Fax No. (812) 464-9825

With a copy to:
Baker & Daniels LLP
600 East 96th, Suite 600
Indianapolis, Indiana 46204
Attention: David C. Worrell
Fax No. (317) 569-4800
If to Prairie to:
Prairie Financial Corporation
7661 S. Harlem Avenue
Bridgeview, Illinois 60455
Attention: Bradley M. Stevens
Fax No. (708) 599-9082
With a copy to:
Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive
Suite 2700
Chicago, Illinois 60606
Attention: John E. Freechack
Fax No. (312) 984-3150
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.7.
     Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.
     Section 8.9 Parties in Interest; Assignment. Except for Sections 2.1 through 2.4 above (which are intended to be for the benefit of the stockholders of Prairie and holders of Unexercised Options to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons) and Sections 5.4 and 5.8 hereof (which are intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such persons), this Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Except as herein expressly provided, without the prior written consent of the other parties to this Agreement no party shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other parties hereto shall be null and void.

     Section 8.10 Effect of Termination; Expenses and Fees.
     (a) In the event of termination of this Agreement by either Integra or Prairie as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except as set forth in this Section 8.10, Section 8.5 and the last two sentences of Section 5.5, which shall survive any termination of this Agreement.
     (b) If this Agreement is terminated by:
     (i) Integra because: (A) Prairie committed a breach of its covenants or agreements under this Agreement (but not a breach of its representations or warranties); or (B) there is a breach of Prairie’s representations or warranties as of the Agreement Date, unless, in either case, such breach is a result of the failure by Integra to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such breach or breaches, individually or in the aggregate, which does not result or would not result in a Material Adverse Effect on Prairie (in each case described in clauses (A) or (B), a “Prairie Breach Termination”); or
     (ii) Integra because Prairie’s stockholders fail to approve this Agreement on or before March 31, 2007 and such failure was not a result of any action or inaction on the part of Integra (a “Prairie Stockholder Termination”);
and provided in the case of both clauses (i) and (ii), Integra is in material compliance with all of its material obligations under this Agreement, then in the event of a Prairie Breach Termination, Prairie shall pay to Integra, upon its written demand, an amount equal to the sum of Integra’s reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein (the “Integra Expenses”), but not in excess of two hundred thousand dollars ($200,000), plus an amount equal to one million dollars ($1,000,000), and in the event of a Prairie Stockholder Termination, Prairie shall pay to Integra, upon its written demand, an amount equal to the sum of Integra’s Expenses, but not in excess of two hundred thousand Dollars ($200,000).
     (c) In addition to any payments described in Section (b), if there is a Prairie Breach Termination or a Prairie Stockholder Termination, and within eighteen (18) months after such termination of this Agreement Prairie enters into an agreement, contract, letter of intent or understanding with any party other than Integra providing for the acquisition of control of Prairie or Prairie Bank by such other party, then:

     (i) if the prior termination of this Agreement was a Prairie Breach Termination, Prairie shall pay to Integra, upon its written demand, the additional sum of three million eight hundred thousand dollars ($3,800,000); or
     (ii) if the prior termination of this Agreement was a Prairie Stockholder Termination, Prairie shall pay to Integra, upon its written demand, the additional sum of four million eight hundred thousand dollars ($4,800,000);
provided, however, that in each such case, the provisions of this Section 8.10 shall in no way limit Integra’s rights against any such third party.
For purposes of this Section 8.10, the phrase “control of Prairie or Prairie Bank” means the acquisition by any such third party of: (x) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Exchange Act) of greater than twenty percent (20%) of the then issued and outstanding voting stock of Prairie or Prairie Bank through any transaction to which Prairie, Prairie Bank or any Affiliate of Prairie or Prairie Bank is a party (other than by transfers among or between members of a family, caused by redemptions or repurchases of Prairie capital stock by Prairie or by issuance of shares of Prairie Common Stock or other securities to holders of record of Prairie Common Stock as of the date hereof); or (y) all or substantially all of the assets of Prairie or Prairie Bank (except transfers to an Affiliate of Prairie or Prairie Bank).
     (d) If this Agreement is terminated by Integra pursuant to Section 8.1(f)(i), (ii) or (iii) after a Competing Transaction has been publicly announced or otherwise communicated or made known to the senior management of Prairie or the Prairie Board of Directors at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Prairie contemplated by this Agreement at the Prairie Stockholders Meeting, then Prairie shall pay to Integra, upon its written demand, by wire transfer of immediately available funds to an account designated by Integra, the sum of four million eight hundred thousand dollars ($4,800,000), plus an amount equal to the sum of Integra’s Expenses, but not in excess of two hundred thousand dollars ($200,000).
     (e) If this Agreement is terminated by Integra pursuant to Section 8.1(f)(iv) after a Competing Transaction has been publicly announced or otherwise communicated or made known to the senior management of Prairie or the Prairie Board of Directors at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Prairie contemplated by this Agreement at the Prairie Stockholders Meeting, and subsequently, the stockholders of Prairie do not approve the Merger at the Prairie Stockholders Meeting or any adjournment thereof as contemplated hereunder, then Prairie shall pay to Integra, upon its written demand, by wire transfer of immediately available funds to an amount designated by Integra, the sum of four million eight hundred thousand dollars ($4,800,000), plus an amount equal to the sum of Integra’s Expenses, but not in excess of two hundred thousand dollars ($200,000).
     (f) The sums payable by Prairie under this Sections 8.10(b), (c), (d) and (e) shall be made by wire transfer of immediately available funds to an account designated by Integra and shall constitute liquidated damages and Integra’s receipt thereof shall be Integra’s sole and exclusive remedy under this Agreement for all breaches of this Agreement by Prairie or failure by its stockholders to approve this Agreement.
     (g) If this Agreement is terminated by Prairie because (i) Integra committed a breach of its covenants or agreements under this Agreement (but not a breach of its representations or warranties); or (ii) there is a breach of Integra’s representations or warranties as of the Agreement Date, unless, in either case, such breach is a result of the failure by Prairie to perform and comply in all material respects with any of its material obligations under or on the date required hereunder, or such breach or breaches, individually or in the aggregate, do not result in or would not result in a Material Adverse Effect on Integra, then Prairie shall be entitled to recover any and all amounts and shall have any and all rights to which it may be entitled at law or in equity.
     (h) If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.
     Section 8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.
     Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.
     Section 8.13 Update and Supplement to Disclosure Letters. Prairie and Integra shall be permitted to update and supplement their respective disclosure letters so as to disclose exceptions to one or more representations or warranties contained in Article III hereof in the case of Integra and Sub and Article IV hereof in the case of Prairie which are a result of events which occur after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (a) no exceptions or other information set forth on any such updated or supplemented disclosure letter shall be deemed to cure any representation or warranty which was not true and correct as of the date of this Agreement, (b) the exceptions and other information set forth on any such updated or supplemented disclosure letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 7.3 in the case of Integra and Sub, and Section 7.2 hereof in the case of Prairie shall have been satisfied, and (c) this Section 8.13 shall not relieve any party of its obligations under any covenant set forth herein.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

INTEGRA BANK CORPORATION (“Integra”)
By:	/s/ Michael T. Vea
	Name:	Michael T. Vea
	Its:	Chairman, President and Chief Executive Officer

PFC MERGER CORP. (“Sub”)
By:	/s/ Martin M. Zorn
	Name:	Martin M. Zorn
	Its:	President

PRAIRIE FINANCIAL CORPORATION (“Prairie”)
By:	/s/ Bradley M. Stevens
	Name:	Bradley M. Stevens
	Its:	Chairman, President and Chief Executive Officer

EXHIBIT A
BANK MERGER AGREEMENT
     THIS BANK MERGER AGREEMENT (“Agreement”) is dated as of October __, 2006, between Integra Bank National Association, a national banking association (“Integra Bank”), Evansville, Vanderburgh County, Indiana, and Prairie Bank & Trust Company, an Illinois banking corporation (“Prairie Bank”), Bridgeview, Cook County, Illinois.
WITNESSETH:
     WHEREAS, as of the date hereof, the outstanding capital stock of Integra Bank consists of 470,000 shares of Common Stock, $10.00 par value per share (the “Integra Bank Stock”);
     WHEREAS, all of the Integra Bank Stock is owned of record and beneficially by Integra Bank Corporation, an Indiana corporation (“Integra”);
     WHEREAS, as of the date hereof, the outstanding capital stock of Prairie Bank consists of                      shares of Common Stock, $15.00 par value per share (the “Prairie Bank Stock”);
     WHEREAS, all of the Prairie Bank Stock is owned of record and beneficially by Prairie Financial Corporation, a Delaware corporation (“Prairie”);
     WHEREAS, Integra and Prairie are parties to an Agreement and Plan of Merger dated as of October      , 2006 (the “Merger Agreement”) relating to the merger of Prairie with a subsidiary of Integra (the “Holding Company Merger”); and
     WHEREAS, the Boards of Directors of Integra Bank, Prairie Bank, Integra and Prairie have all approved the merger of Prairie Bank with and into Integra Bank (the “Bank Merger”).
     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and for the purpose of prescribing the terms and conditions of the Bank Merger, the mode of carrying the same into effect, the manner, basis and such other details and provisions as are deemed necessary or desirable, the parties hereto agree as follows:
     1. THE BANK MERGER.
     (a) The Bank Merger. Pursuant to the provisions of the National Bank Act, as amended (the “NBA”), and the Illinois Banking Act (the “Illinois Banking Laws”), Prairie Bank shall be merged with and into Integra Bank, with Integra Bank to survive the Bank Merger as the surviving bank (the “Surviving Bank”).
     (b) Effective Time of the Bank Merger. The Bank Merger shall become effective at the time specified in the certificate approving the Bank Merger issued by the Comptroller of the

Currency which shall be 12:01 a.m. on the first calendar day following the date on which the Holding Company Merger becomes effective. The time at which the Bank Merger becomes effective is hereinafter referred to as the “Effective Time.”
     2. CONVERSION OF CAPITAL STOCK. At the Effective Time, each share of Prairie Bank Stock then outstanding shall, by virtue of the Bank Merger and without any action by the holder or issuer thereof, be surrendered, retired and canceled and each share of Integra Bank Stock shall be converted into one share of common stock, $10.00 par value, of the Surviving Bank. No provision is made herein for the rights of dissenters under either the NBA or the Illinois Banking Laws because Integra, the owner of all of the outstanding shares of the Integra Bank Stock, and Prairie, the owner of all of the outstanding shares of the Prairie Bank Stock, have each approved the Bank Merger.
     3. EFFECT OF THE BANK MERGER
     (a) General. At the Effective Time, Prairie Bank shall be merged with and into Integra Bank and the separate existence of Prairie Bank shall cease. The Surviving Bank shall have all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a banking association organized under the NBA. The Surviving Bank shall possess all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action and all and every other interest, of or belonging to or due to Integra Bank or Prairie Bank and the same shall be deemed taken and transferred to and vested in the Surviving Bank without further act or deed, and the title to any such property or rights, or any interest therein, vested in Integra Bank or Prairie Bank shall not revert to or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall be liable for all the liabilities and obligations of Integra Bank and Prairie Bank in the same manner and to the same extent as if the Surviving Bank had itself incurred such liabilities and obligations and had contracted therefor, and any claim existing or any action or proceeding pending by or against Integra Bank or Prairie Bank may be prosecuted to judgment as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place. Neither the rights of creditors, nor any liens upon the property of Integra Bank or Prairie Bank shall be impaired by the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time.
     (b) Name. The Surviving Bank shall operate under the name of “Integra Bank National Association”.
     (c) Principal Office. The principal office of the Surviving Bank shall be located at 227 Main Street, Evansville, Indiana.
     (d) Articles of Association and By-Laws. The Articles of Association and By-Laws of Integra Bank shall be the Articles of Association and the By-Laws of the Surviving Bank.
     (e) Directors and Officers. As of the Effective Time, the Board of Directors of the Surviving Bank will consist of those directors of Integra Bank in office immediately prior to the Effective Time. As of the Effective Time, the officers of the Surviving Bank will consist of those officers of Integra Bank in office immediately prior to the Effective Time. The directors and officers shall hold office until such time as their respective successors have been elected and qualified.
     4. TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated only by written agreement between the parties.
     5. REGULATORY APPROVAL; THIRD PARTIES
     (a) Regulatory Approval. Integra Bank and Prairie Bank shall each use their best efforts to obtain all approvals of any banking regulatory agency of the United States or of the State of Illinois whose approval is necessary in order for the transactions contemplated hereby to comply with federal or state laws, and each shall take all action proper or advisable to obtain such approvals. Integra Bank and Prairie Bank shall cause to be prepared and filed any and all such applications or submissions necessary to obtain such approvals.
     (b) Information. Integra Bank and Prairie Bank shall each furnish the other with all information reasonably required for inclusion in any application made by Integra Bank or Prairie Bank to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.
     (c) Consents of Third Parties. Integra Bank and Prairie Bank shall obtain written consents to the transactions contemplated hereby to the extent that such consents are necessary to prevent the consummation of such transactions from constituting a breach of, or a default under, any agreement to which either of them is a party.
     (d) Other Legal Requirements. Integra Bank and Prairie Bank shall comply with all other legal requirements relating to or resulting from the Merger, including any notifications required to be given to depositors under the Federal Deposit Insurance Act, as amended, after the Effective Time.
     6. MISCELLANEOUS
     (a) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, and this Agreement may be amended, modified or supplemented at any time, and from time to time (either before or after the shareholders of Integra Bank and Prairie Bank have approved the Bank Merger) pursuant to due authorization of the Boards of Directors of the parties hereto. No such waiver, amendment or modification shall be effective unless in writing and signed by the party or parties sought to be bound thereby.
     (b) Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement between Integra Bank and Prairie Bank with respect to the Bank Merger.
     (c) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the laws of the State of Illinois.

     (d) Descriptive Headings. The descriptive headings are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, all as of the date and year first above written.

INTEGRA BANK NATIONAL ASSOCIATION
By:
,

Attest:

                                        ,

PRAIRIE BANK & TRUST COMPANY
By:
,

Attest:

                                        ,

EXHIBIT B
FORM OF AFFILIATE AGREEMENT
                    , 200
Integra Bank Corporation
21 S.E. Third Street
P.O. Box 868
Evansville, Indiana 47705-0868
Attention:
Re:	Agreement and Plan of Merger, dated October , 2006 (the “Merger Agreement”), by and among Integra Bank Corporation (“Integra”), PFC Merger Corp. (“Sub”) and Prairie Financial Corporation (“Prairie”)
Gentlemen:
     I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Prairie, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
     Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Prairie owned by me as of the effective time of the merger of Prairie with a subsidiary of Integra as contemplated by the Merger Agreement (the “Merger”) will be converted into the right to receive shares of common stock of Integra (“Shares”) and cash. This letter is delivered to Integra pursuant to Section 5.17 of the Merger Agreement.
1. I represent and warrant to Integra and agree that:
          A. I shall not make any sale, transfer or other disposition of the Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
          B. I understand that the issuance of the Shares to me pursuant to the Merger shall be registered with the Commission under the Securities Act. I also understand that because I may be deemed an “affiliate” of Prairie and because any distributions by me of the Shares shall not be registered under the Securities Act, such Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Shares is made in accordance with the provisions of Rule 145, or

(iii) in the opinion of counsel acceptable to Integra some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Shares.
2. I understand and agree that:
          A. Stop transfer instructions shall be issued with respect to the Shares and there shall be placed on the certificates representing such Shares, or any certificate delivered in substitution therefor, a legend stating in substance:
“The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with Integra Bank Corporation pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of Integra Bank Corporation only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to Integra Bank Corporation, that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder.”
          B. Unless the transfer by me of Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Integra reserves the right to place the following legend on the Certificates issued to my transferee:
“The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available.”
          I understand and agree that the legends set forth above shall be removed by delivery of substitute Certificates without any legend if I deliver to Integra a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Integra, to the effect that no such legend is required for the purpose of the Securities Act.

          I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Shares by me.
Very truly yours